As filed with the Securities and Exchange Commission on December 12, 2014
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KLX INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		47-1639172 (I.R.S. Employer Identification Number)
1300 Corporate Center Way Wellington, Florida 33414 (Address of Registrant’s principal executive offices)

KLX INC. LONG-TERM INCENTIVE PLAN
KLX INC. EMPLOYEE STOCK PURCHASE PLAN
KLX INC. NON-EMPLOYEE DIRECTORS STOCK AND DEFERRED COMPENSATION PLAN
(Full titles of the plans)

Michael F. Senft
Vice President, Chief Financial Officer and Treasurer
KLX Inc.
1300 Corporate Center Way
Wellington, Florida 33414
(561) 383-5100
(Name, address and telephone number of agent for service)

 Copies to:
Jason Lehner, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-7179

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $.01 per share, to be issued pursuant to the KLX Inc. Long-Term Incentive Plan	5,000,000	$46	$230,000,000	$26,726
Common Stock, par value $.01 per share, to be issued pursuant to the KLX Inc. Employee Stock Purchase Plan	300,000 (2)	$46	$13,800,000	$1,603.56
Common Stock, par value $.01 per share, to be issued pursuant to the KLX Inc. Non-Employee Directors Stock and Deferred Compensation Plan	200,000	$46	$9,200,000	$1,069.04
Total	5,500,000	N/A	$253,000,000	$29,398.60

(1)
This Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”) which become issuable under the KLX Inc. Long-Term Incentive Plan, the KLX Inc. Employee Stock Purchase Plan, and the KLX Inc. Non-Employee Directors Stock and Deferred Compensation Plan (the “Plans”) being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the KLX Inc. Employee Stock Purchase Plan.

(3)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of determining the registration fee.  Estimated based on the average of the high and low prices of the Common Stock, reported on the NASDAQ Global Select Market on December 8, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10-12B, as filed with the Commission on August 29, 2014, together with amendments thereto.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

(a)         Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

(b)         Article 5 of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

(c)         Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of each director and officer of the Registrant against liabilities and expenses (including legal fees) arising from any threatened, pending or contemplated legal proceeding to which he may be a party or with which he may become involved by reason of being or having been an officer or director of the Registrant.  Such indemnification is authorized to the fullest extent permitted under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2)        That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, KLX Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 12th day of December, 2014.

KLX INC.

By:	/s/ Michael F. Senft
Name	Michael F. Senft
Title	Vice President, Chief Financial Officer and Treasurer

The Plan.  Pursuant to the requirements of the Securities Act, the administrator of the KLX Inc. Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 12th day of December, 2014.

KLX INC.

By:	/s/ Amin J. Khoury
Name	Amin J. Khoury
Title	Chairman, Chief Executive Officer and Sole Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Amin J. Khoury and Michael F. Senft as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2014.

Signature	Title

/s/ Amin J. Khoury	Chairman, Chief Executive Officer
Amin J. Khoury	(Principal Executive Officer), and Sole Director

/s/ Michael F. Senft	Vice President, Chief Financial Officer and Treasurer
Michael F. Senft	(Principal Financial and Accounting Officer)

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form 10-12B/A, as amended (No. 001-36610), filed with the Commission on November 13, 2014).

4.2	Amended and Restated By-Laws (incorporated herein by reference to the Registrant’s Registration Statement on Form 10-12B/A dated November 13, 2014, filed with the Commission on November 13, 2014).

4.3	KLX Inc. Long-Term Incentive Plan*

4.4	KLX Inc. Employee Stock Purchase Plan*

4.5	KLX Inc. Non-Employee Directors Stock and Deferred Compensation Plan*

5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Shearman & Sterling LLP (contained in Exhibit 5).*

24	Power of Attorney (included as part of the signature pages to this Registration Statement).*

 * Filed herewith